AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/827-3776
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

San Juan, Puerto Rico, February 6, 2008 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the fourth quarter and year ended December 31, 2007.

Net Income

EuroBancshares reported a net income of $3.2 million, or $0.13 per diluted share, for the year ended December 31, 2007, compared with a net income of $8.0 million, or $0.37 per diluted share, for the year ended December 31, 2006. Net income for the quarter ended December 31, 2007 was $502,000, or $0.02 per diluted share, compared with a net loss of $1.2 million, or $0.07 per diluted share, and a net income of $9,000, or $(0.01) per diluted share, for the quarters ended September 30, 2007 and December 31, 2006, respectively.

Return on Average Assets (ROAA) for the fourth quarter of 2007 was 0.08%, compared to (0.20)% and 0.0014% for the quarters ended September 30, 2007 and December 31, 2006, respectively. Return on Average Common Equity (ROAE) for the fourth quarter of 2007 was 1.20%, compared to (3.01)% and 0.02% for the quarters ended September 30, 2007 and December 31, 2006, respectively. Return on Average Assets (ROAA) for the year ended December 31, 2007 was 0.13%, compared to 0.33% for 2006. Return on Average Common Equity (ROAE) for the year ended December 31, 2007 was 1.96%, compared to 5.19% for 2006.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said, “Despite facing serious head winds for some time, we are content to announce that we were able to return to profitability. We continue to be proactive in addressing concerns as they develop and taking necessary steps to remain well positioned to perform when economic conditions improve.

“We believe the consolidation of our corporate offices and operating locations into our new headquarters building during the last quarter of 2007 will improve our efficiency, helping us to be more agile and enhancing economies of scale. We kept on pursuing our initiatives by expanding our branch network, investing in our residential mortgage and trust operations to position them for future growth, conservatively growing our niche, and taking advantage of the attractive tax benefits associated with our international banking entity. In the present environment, it is unlikely that we will see marked improvement in our earnings from these steps until we see some progress in the Island’s economic situation and relief from the fierce competition for deposits brought about by some of our peers.”

Net Interest Income

The Company reported total interest income of $44.3 million for the fourth quarter of 2007, compared to $42.7 million for the fourth quarter of 2006. Total interest income for the year ended December 31, 2007 was $173.3 million, compared to total interest income of $162.1 million for 2006. These increases were driven by the combination of an increase in average interest-earning assets and increased yields resulting from higher interest rates, primarily during the nine-month period ended September 30, 2007. Average fourth quarter and average year-to-date interest-earning assets increased to $2.523 billion and $2.401 billion at December 31, 2007, respectively, compared to $2.401 billion and $2.348 billion for prior year same periods.

Total interest expense was $28.1 million for the quarter ended December 31, 2007, compared to $26.9 million for the same quarter in 2006.  Total interest expense for the year ended December 31, 2007 was $105.5 million, compared to total interest expense of $95.4 million for 2006. These increases resulted also from the combination of an increase in average interest-bearing liabilities and increased costs of funds, primarily during the nine-month period ended September 30, 2007. Average fourth quarter and average year-to-date interest-bearing liabilities increased to $2.302 billion and $2.172 billion at December 31, 2007, respectively, compared to $2.156 billion and $2.109 billion for prior year same periods.

Net interest margin and net interest spread on a fully taxable equivalent basis was 2.58% and 2.10% for the quarter ended December 31, 2007, respectively, compared to 2.59% and 2.01% for the same quarter in 2006. For the year ended December 31, 2007, net interest margin and net interest spread on a fully taxable equivalent basis decreased to 2.80% and 2.29%, respectively, from 2.86% and 2.33% for 2006. The increase in net interest spread during the quarter ended December 31, 2007 when compared to the same period in 2006 was basically attributable to the net effect of the interest rate cuts between September 2007 and December 2007 and a decrease in other borrowing costs. The decrease in net interest margin and net interest spread during the year ended December 31, 2007 when compared to 2006 was basically caused by the combined effect of the interest rate cuts, primarily during the fourth quarter of 2007; the LIBOR inverted curve and the liquidity problems related to sub prime lending mortgages that major banks and brokers faced during 2007, which caused borrowing costs to stay at higher levels while Prime Rate was reduced by 100 basis points during the last four months of the year; and to the fact that the increase in average deposits has been substantially in broker deposits, a higher cost category, due to the fierce competition for core deposits on the Island, which made broker deposits an attractive funding alternative.

Provision for Loan Losses

The provision for loan and lease losses for the quarter and year ended December 31, 2007 was $6.9 million and $25.3 million, or 141.18% and 156.97% of net charge-offs, compared to $5.3 million and $16.9 million, or 111.34% and 104.64% of net charge-offs, for the same periods in 2006, and $9.6 million, or 241.36% of net charge-offs, for the quarter ended September 30, 2007.

The increase in our provision for loan and lease losses during 2007 when compared to the previous year was mainly caused by three business relationships, which became impaired during the third quarter of 2007 and required a specific reserve of $4.5 million.

The provision for loan and lease losses is a direct result of the periodic evaluation of the allowance for loan and lease losses, which considers the growth in the loan portfolio and the level of net-charge offs, delinquencies, related loss experience and overall economic conditions, among other environmental factors. Some of these factors are discussed further in the Loan and Asset Quality section of this document.

Non-Interest Income

The Company’s non-interest income for the quarter and year ended December 31, 2007 increased to $2.4 million and $8.7 million, respectively, from $1.1 million and $7.8 million for prior year same periods. The increase during the fourth quarter of 2007 when compared to the same quarter in 2006 was mainly due to the combined effect of: (i) the fact that we did not sell any investment securities during 2007, compared to a $1.1 million net loss on sale of securities during the fourth quarter of 2006; (ii) a $154,000 increase in service charges mainly due to an increase in non-sufficient fund charges on deposit accounts, ATM merchant and trust fees; and (iii) a $132,000 net loss mainly on the sale of repossessed autos during the fourth quarter of 2007, compared to a net loss of $259,000 and $185,000 for the quarters ended September 30, 2007 and December 31, 2006, respectively. The increase during the year ended December 31, 2007 when compared to 2006 was mainly due to the net effect of: (i) a $1.1 million increase in service charges mainly due to an increase in non-sufficient fund charges on deposit accounts, ATM merchant fees, trust fees, other fees on loan accounts, leasing license’s commissions, and an increase in miscellaneous income mainly related to our credit card operations; (ii) the fact that we did not sell any investment securities during 2007, compared to a $1.1 million net loss on sale of securities during 2006; and (iii) a $1.3 million net loss on sale of OREO and other repossessed assets for the year ended December 31, 2007, compared to a gain of $16,000 for 2006. The net loss on other repossessed assets included a $140,000 and $1.2 million loss on sale of repossessed vehicles for the quarter and year ended December 31, 2007, compared to a $310,000 and a $368,000 loss on sale for prior year same periods, and a $179,000 loss on sale for the quarter ended September 30, 2007. The increase in the net loss on sale of repossessed assets during the year ended December 31, 2007 when compared to 2006 was directly attributable to our strategy of being more aggressive in the sale of repossessed vehicles to expedite their disposition and avoid the build up of our repossessed vehicles inventory, primarily during the first and second quarter of 2007. This strategy resulted in a significant reduction in the number of repossessed vehicles in inventory. During five quarters in a row, sales of repossessed vehicles exceeded the number of units repossessed. The number of repossessed vehicles in inventory as of December 31, 2007 decreased to 325 units, or by approximately 11%, from 366 units as of September 30, 2007, and by approximately 42%, from 564 units as of December 31, 2006. This is the lowest level of repossessed vehicles in inventory since August 2005. We continue monitoring this inventory very closely and taking measures to expedite its disposition. More details on repossessed assets are discussed in the Loans and Asset Quality and Delinquency sections below.

Non-Interest Expense

Non-interest expense for the quarter and year ended December 31, 2007 was $11.5 million and $48.2 million, respectively, compared to $10.3 million and $43.4 million for the same periods in 2006. Such increases were mainly due to the net effect of: (i) a $547,000 and $2.4 million increase in salaries for the quarter and year ended December 31, 2007, respectively, mainly from increases in personnel, primarily in our residential mortgage and trust operations, the expansion of our branch network, normal salary increases and related employees’ benefits, and the one-time employee termination benefits and related costs in connection with an information technology outsourcing agreement we entered with Telefónica Empresas in August 2007, net of a decrease in the bonus expense; (ii) an increase of $380,000 and $1.3 million in occupancy expenses for the quarter and year ended December 31, 2007, respectively, primarily related to an increase in utilities, equipment maintenance, property tax expenses, and data, communications, and security services, mainly in connection with our new headquarters and the expansion of our branch network; (iii) a $228,000 and $392,000 increase in professional services for the quarter and year ended December 31, 2007, respectively, mainly related to the information technology outsourcing agreement we entered with Telefónica Empresas, as previously mentioned, the legal fees related to this outsourcing agreement, other compliance consulting services, internal audit outsourcing services, and other legal fees in connection with our trust operations; (iv) a $198,000 and $812,000 increase in insurance expense for the quarter and year ended December 31, 2007 respectively, mainly related to the FDIC’s new insurance premium assessment, which commenced in January 2007; and (v) a $153,000 and $375,000 decrease in other expenses for the quarter and year ended December 31, 2007, mainly associated with the provision for losses on off-balance sheet items and insurance claim receivables.

Non-interest expense decreased to $11.5 million for the quarter ended December 31, 2007, compared to $12.3 million for the quarter ended September 30, 2007. Such decrease was mainly due to the net effect of: (i) a $909,000 decrease in salaries resulting mainly from a decrease in the bonus expense; (ii) a $267,000 decrease in professional services mainly related to the legal fees on the information technology outsourcing agreement, as previously explained, and other legal fees in connection with our trust operations, both incurred during the previous quarter; and (iii) a $308,000 increase in other expenses, of which $144,000 resulted from an increase in the valuation allowance for subsequent declines in value over repossessed real estate properties and vehicles.

The efficiency ratio on a fully taxable equivalent basis for the quarter ended December 31, 2007 was 61.31%, compared to 61.80% for the quarter ended December 31, 2006, and 64.68% for the quarter ended September 30, 2007.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries. Our revenues are generally not subject to U.S. federal income tax.

For the quarter and year ended December 31, 2007, we recorded an income tax benefit of $218,000 and $249,000, respectively, compared to an income tax expense of $1.3 million and $6.3 million for the same periods in 2006. Our income tax benefit for the quarter and year ended December 31, 2007 was comprised of a current income tax expense of $602,000 and $4.4 million, and a deferred tax benefit of $820,000 and $4.6 million, respectively, as explained further below.

Our current income tax expense for the quarter ended December 31, 2007 decreased to $602,000, from $1.4 million for the same quarter in 2006. For the year ended December 31, 2007, the current income tax expense decreased to $4.4 million, from $7.3 million for 2006. This decrease in our current income tax expense was mainly due to the net effect of: (i) a reduction in our income before taxes, (ii) an increase in the net exempt income during 2007; (iii) the total consumption during the quarter ended March 31, 2006 of net operating losses from acquired financial institutions; and (iv) the termination on December 31, 2006 of the additional transitory taxes of 4.5% imposed by the Puerto Rico Legislature in 2006.

Our deferred tax benefit for the quarter ended December 31, 2007 increased to $820,000, from $70,000 for the same quarter in 2006. For the year ended December 31, 2007, the deferred tax benefit increased to $4.6 million, from $684,000 for 2006. This increase was mainly due to the combined effect of: (i) an increase in deferred tax assets mainly related to the increase in our provision for loan and lease losses as of December 31, 2007, primarily during the third quarter of 2007; (ii) the total consumption during the quarter ended March 31, 2006 of net operating losses from acquired financial institutions, as previously mentioned; and (iii) the benefit from the recently approved Law No. 197, as explained further below.

As of December 31, 2007, we had net deferred tax assets of $10.9 million, compared to $6.3 million as of December 31, 2006. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities; projected future taxable income; our compliance with the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes; and tax planning strategies in making this assessment. We believe it is more likely than not that the benefits of these deductible differences at December 31, 2007 will be realized.

On December 14, 2007, the governor of Puerto Rico approved and signed Law No. 197, which offers tax credits to financial institutions on the financing of qualified residential mortgages. These tax credits vary based on whether the property to be financed is an existing dwelling or a new construction and whether it will be occupied by the buyer or is acquired for investment purposes. The tax credits are limited, subject to certain restrictions, to a maximum of a 20% of the property’s selling price, or $25,000, whichever is lower. This law expires on June 30, 2008 or when the tax credits granted reach the total allotted amount of $220.0 million, whichever occurs first. The approval of this law resulted in an additional deferred tax benefit of $49,000 for the quarter and year ended December 31, 2007.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets increased to $2.751 billion as of December 31, 2007 from $2.501 billion as of December 31, 2006. The increase was mainly due to the net effect of: (i) a $31.3 million decrease in securities purchased under agreements to resell; (ii) a $173.4 million increase in the investment securities portfolio; (iii) a $98.5 million increase in net loans; and (iv) an $18.2 million increase in premises and equipment, resulting mainly from the acquisition of a building to relocate the headquarters and administrative offices of the Company. The decrease in securities purchased under agreements to resell was mainly associated to the increase in the loan portfolio. Details on investment securities and loan portfolio variances are discussed further below.

Investments

During 2007, the investment portfolio increased by approximately $173.4 million to $751.3 million, from $577.9 million as of December 31, 2006.  This increase was due to the net effect of:  (i) the purchase of $315.2 million in mortgage-backed securities and $3.0 million in corporate debt; (ii) prepayments of approximately $104.7 million on mortgage-backed securities and FHLB obligations; (iii) $52.7 million in a FNMA note and various US and Puerto Rico government agencies obligations that matured or were called-back during the year; (iv) a net increase of $9.0 million in FHLB stocks; (v) a market valuation improvement of $8.7 million, which resulted in a $1.1 million unrealized gain on investment securities as of December 31, 2007 compared to a $7.6 million unrealized loss on investment securities as of December 31, 2006; and (vi) a $5.2 million net increase in discount, mainly from the purchases mentioned above.

Before 2007, we were positioning our investment portfolio for an increase in interest rates by purchasing mostly investments with short term maturities or estimated maturities between 1½ to 4 years.  As part of this positioning, in the fourth quarter of 2006, we sold approximately $50.1 million of FHLB and mortgage-backed securities available for sale with an average yield of 3.64% since we expected an improvement in the yield curve during 2007. During 2007, we continued analyzing different market opportunities in an attempt to improve the investment portfolio’s average yield and to maintain an adequate average life. During the second half of 2007, the market presented some good investment opportunities as a result of the liquidity crises faced by some banks and brokers in the mainland, which made them sell part of their investment securities portfolios at wider spreads to reduce their total assets.  We were able to acquire securities that improved our average yield and extended the average maturity of the portfolio. For the year ended December 31, 2007, we purchased approximately $318.2 million in mortgage-backed securities and corporate debt with an estimated average life of approximately 7.8 years and an estimated average yield of 6.02%. Purchased mortgage-backed securities included approximately $172.0 million in US agency obligations guaranteed by the US government sponsored enterprises and $142.2 million in private label collateral mortgage obligations with FICO scores and loan-to-values similar to FNMA and FHLMC underwriting standards and characteristics. For the year ended December 31, 2007, after the above-mentioned transactions, the estimated average maturity was approximately 4.8 years and the average yield was approximately 5.06%, compared to an estimated average maturity of 3.2 years and an average yield of 4.64% for the year ended December 31, 2006.

Loans

Total loans, net of unearned, increased by $107.7 million, or 6.15%, to $1.859 billion as of December 31, 2007, from $1.751 billion as of December 31, 2006. This increase was mainly the net effect of: (i) a $77.1 million, or 61.08% increase in construction loans, from $126.2 million as of December 31, 2006 to $203.3 million as of December 31, 2007; (ii) a $60.8 million, or 5.88% increase in commercial loans, from $1.034 billion as of December 31, 2006 to $1.095 billion as of December 31, 2007; (iii) a $31.2 million, or 40.37% increase in residential mortgages, from $77.2 million as of December 31, 2006 to $108.3 million as of December 31, 2007; and (iv) a $57.9 million, or 13.07% decrease in lease financing contracts from $443.3 million as of December 31, 2006 to $385.4 million as of December 31, 2007.

The $77.1 million increase in construction loans was primarily comprised of loans for the construction of residential multi-family projects that, although private, are moderately priced or of the affordable type supported by government assisted programs, and other loans for land development and the construction of commercial real estate property.

Out of the $60.8 million increase in commercial loans, 91.7% was mainly concentrated in commercial loans secured by real estate. As of December 31, 2007, commercial loans secured by real estate equaled $792.3 million, or 72.4% of total commercial loans. Out of the $792.3 million in commercial loans secured by real estate, $452.9 million have loan-to-values equal or lesser than 80%.

Asset Quality and Delinquency

Non-performing assets consist of loans 90 days or more past due and still accruing interest, loans and leases on nonaccrual status, OREO, and other repossessed assets. Non-performing assets increased to $111.6 million as of December 31, 2007, from $79.7 million and $63.0 million as of September 30, 2007 and December 31, 2006, respectively. Non-performing loans, which are comprised of loans 90 days or more past due and still accruing interest, and loans and leases on nonaccrual status, amounted to $98.1 million as of December 31, 2007, compared to $69.2 million as of September 30, 2007 and $50.0 million as of December 31, 2006. The $28.9 million increase in non-performing loans during the fourth quarter of 2007 when compared to the third quarter of 2007 was due to the net effect of a $15.1 million increase in loans over 90 days past due still accruing interest and a $13.7 million increase in nonaccrual loans.

The $15.1 million increase in loans over 90 days still accruing interest was mainly due to the combined effect of a $13.2 million increase in loans secured by real estate; a $777,000 increase in other commercial and industrial loans; a $749,000 increase in lease financing contracts; and a $421,000 increase in overdrafts. The $13.2 million increase in the loans secured by real estate was mainly caused by two commercial business relationships, of which one was in the construction industry amounting to $11.0 million; and the other was in the dairy farm business amounting to $2.6 million, which was partially secured by real estate, and also had milk production quotas among other assets serving as collateral. Both relationships became over 90 days past due during the fourth quarter of 2007.

The $13.7 million increase in nonaccrual loans was mainly attributable to the net effect of: (i) a $9.6 million increase in commercial loans primarily caused by five commercial business relationships, of which two were in the dairy farm business amounting to $4.6 million partially secured by real estate, and also had milk production quotas serving as collateral, one was in the elective health services industry amounting to $3.0 million secured by real estate, and two other were in the commercial trade industry amounting to $1.8 million secured by real estate; and (ii) an increase of $4.5 related to one construction business relationship, which was partially secured by real estate, and also had other corporate guaranties.

Repossessed assets increased to $13.5 million as of December 31, 2007, compared to $10.5 million and $13.0 million as of September 30, 2007 and December 31, 2006, respectively. The increase during the quarter ended December 31, 2007 when compared to the previous quarter was mainly attributable to the net effect of: (i) an increase of $3.8 in other real estate owned resulting from the net effect of the sale of four properties and the foreclosure of twenty-two properties (of which eighteen were land lots in the amount of $1.1 million belonging to one commercial customer); and (ii) a decrease of $763,000 in other repossessed assets, mainly in the inventory of repossessed vehicles. During the quarter ended December 31, 2007, a total of 372 vehicles were repossessed, 394 vehicles were sold, and 19 vehicles were re-activated by the customer or were paid-off by the insurance company. This is the fifth quarter in a row in which the number of repossessed vehicles sold exceeded the number of units repossessed.

Annualized net charge-offs as a percentage of average loans was 1.05% and 0.90% for the quarter and year ended December 31, 2007, respectively, compared to 0.87% for the quarter ended September 30, 2007, and 1.10% and 0.97% for the fourth quarter and year ended December 31, 2006, respectively.

Net charge-offs for the quarter ended December 31, 2007 were $4.9 million, compared to $4.0 million and $4.7 million for the quarters of September 2007 and December 2006, respectively. Net charge-offs for the quarter ended December 31, 2007, compared to the quarters ended September 30, 2007 and December 31, 2006 were as follows: (i) $159,000 in net charge-offs on commercial loans secured by real estate for the quarter ended December 31, 2007, while there were no net charge-offs for the third quarter of 2007 and there were $109,000 in net charge-offs for the quarter ended December 31, 2006; (ii) $1.4 million in net charge-offs on other commercial and industrial loans for the fourth quarter of 2007, compared to $640,000 and $624,000 for the quarters ended September 30, 2007 and December 31, 2006, respectively; (iii) $385,000 in net charge-offs on consumer loans for the fourth quarter of 2007, compared to $370,000 and $424,000 for the quarters ended September 30, 2007 and December 31, 2006, respectively; (iv) $2.8 million in net charge-offs on lease financing contracts for each of the fourth and the third quarter of 2007, compared to $3.5 million for the quarter ended December 31, 2006; and (v) $48,000 in net charge-offs on other loans for the fourth quarter of 2007, compared to $194,000 and $47,000 in net charge-offs for the quarters ended September 30, 2007 and December 31, 2006, respectively.

Net charge-offs for the year ended December 31, 2007 were $16.1 million, compared to $16.2 million for 2006. Net charge-offs for the year ended December 31, 2007, compared to 2006 were as follows: (i) $320,000 in net charge-offs on commercial loans secured by real estate for 2007, compared to $674,000 in 2006; (ii) $2.8 million in net charge-offs on other commercial and industrial loans for 2007, compared to $2.5 million for 2006; (iii) $1.4 million in net charge-offs on consumer loans for 2007, compared to $1.5 million for 2006; (iv) $11.3 million in net charge-offs on lease financing contracts for each of the years ended December 31, 2007 and 2006; and (v) $375,000 in net charge-offs on other loans for 2007, compared to $128,000 for 2006.

The increase in net charge-offs during the quarter ended December 31, 2007 when compared to the previous quarter was mainly concentrated in a $159,000 increase in net charge-offs on commercial loans secured by real estate, and a $806,000 increase in net charge-offs on other commercial and industrial loans. Total net charge-offs during the year ended December 31, 2007 remained stable when compared to 2006. Nonetheless, significant changes during the year ended December 31, 2007 included: a $354,000 decrease in net charge-offs on commercial loans secured by real estate, a $287,000 increase in net charge-offs on other commercial and industrial loans, and a $247,000 increase in net charge-offs on other loans.

Loans between 30 and 89 days past due and still accruing interest amounted to $92.1 million, $111.3 million, and $59.4 million for the quarters ended December 31, 2007, September 30, 2007 and December 31, 2006, respectively.

The increase in loans between 30 and 89 days past due and still accruing interest during 2007 when compared to 2006 was mainly due to the combined effect of an increase of $26.1 million in loans secured by real estate, of which $23.3 million was between 30 and 59 days past due and still accruing interest, a $4.3 million increase in other commercial and industrial loans, and a $1.2 million increase in lease financing contracts. The $26.1 million increase in the loans secured by real estate was mainly caused by seven commercial business relationships, of which two were in the construction industry amounting to $12.3 million; four were in the service industry amounting to $11.6 million; and the other was in the elective health services industry amounting to $2.4 million. The $4.3 million increase in other commercial and industrial loans included $2.5 million related to floor plans.

The decrease in loans between 30 and 89 days past due and still accruing interest during the fourth quarter of 2007 when compared to the previous quarter was mainly due to the combined effect of a decrease of $16.5 million in loans secured by real estate, a $1.2 million decrease in other commercial and industrial loans, and a $1.5 million decrease in lease financing contracts. The $16.5 million decrease in the loans secured by real estate was mainly comprised by commercial loans, which were either paid off by the customers or became current during the fourth quarter of 2007.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses increased to $28.1 million as of December 31, 2007, from $26.1 million as of September 30, 2007, and $18.9 million as of December 31, 2006. The allowance for loan and lease losses is affected by net charge-offs, loan portfolio growth, and also by the provision for loan and lease losses for each related period, which was certainly impacted by the overall economic condition on the Island. Net charge-offs for the quarter ended December 31, 2007 increased to $4.9 million, from $4.0 million during the quarter ended September 30, 2007. Net charge-offs for the year ended December 31, 2007 amounted to $16.1 million, compared to $16.2 million for the year ended December 31, 2006. We believe that the allowance for loan and lease losses is adequate and it represents 1.51% of total loans as of December 31, 2007.

Deposits and Borrowings

Total deposits as of December 31, 2007 amounted to $1.993 billion, compared to $1.905 billion as of December 31, 2006. This $87.7 million increase was mainly due to the net effect of: (i) a $20.2 million decrease in noninterest-bearing deposits; (ii) a $24.5 million decrease in savings accounts; (iii) a $26.6 increase in jumbo time deposits; and (iv) a $110.4 million increase in broker deposits. The decrease in core deposits is mainly attributable to the fierce competition for core deposits on the Island due to a reduction of local funding sources. This fierce competition for local deposits has made broker deposits and other borrowings an attractive funding alternative, resulting in lower funding costs when compared to the unusually higher rates offered locally for time deposits. We decided to pursue the use of the broker deposits and other borrowings’ alternative in an attempt to control the continuous increase in our funding cost. As a result, other borrowings increased to $547.5 million as of December 31, 2007, from $395.0 million as of December 31, 2006.

Stockholders’ Equity

The Company’s stockholders’ equity increased to $179.9 million as of December 31, 2007, from $169.9 million as of December 31, 2006, representing an increase of 5.91%. Besides earnings and losses from operations, the Company’s stockholders’ equity was impacted by an accumulated other comprehensive gain of $1.1 million as of December 31, 2007 and an accumulated other comprehensive loss of $7.6 million as of December 31, 2006. In addition, the following items also impacted the Company’s stockholders’ equity:

•	the repurchase of 488,477 shares for $5.5 million during 2006 in connection with a stock repurchase program approved by the Board of Directors in October 2005, which expired in October 2006;

•	the exercise of 150,000, 56,450, 7,000, 250,862 and 4,000 stock options in February 2006, June 2006, September 2006, February 2007 and July 2007, respectively, for a total of $2.0 million; and

•	the repurchase of 285,368 shares for $2.5 million between the second and third quarter of 2007 in connection with a stock repurchase program approved by the Board of Directors on May 31, 2007.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

December 31, 2007 and December 31, 2006

Assets	2007	2006
Cash and due from banks	$15,866,221	$25,527,489
Interest bearing deposits	32,306,909	49,050,368
Securities purchased under agreements to resell	19,879,008	51,191,323
Investment securities available for sale	707,103,432	535,159,009
Investment securities held to maturity	30,845,218	38,432,820
Other investments	13,354,300	4,329,200
Loans held for sale	1,359,494	879,000
Loans, net of allowance for loan and lease losses of $28,137,104 in 2007
and $18,936,841 in 2006	1,829,082,008	1,731,022,290
Accrued interest receivable	18,136,489	15,760,852
Customers’ liability on acceptances	430,767	1,561,736
Premises and equipment, net	33,083,169	14,889,456
Other assets	49,951,898	33,116,690
Total assets	$2,751,398,913	$2,500,920,233
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$120,082,912	$140,321,373
Interest bearing	1,872,963,402	1,765,034,834
Total deposits	1,993,046,314	1,905,356,207
Securities sold under agreements to repurchase	496,419,250	365,664,250
Acceptances outstanding	430,767	1,561,736
Advances from Federal Home Loan Bank	30,453,926	8,707,420
Notes payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	17,371,698	18,047,074
Accrued expenses and other liabilities	13,139,809	11,086,705
	2,571,480,764	2,331,042,392
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2007 and 2006	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 20,032,398 shares in 2007 and 19,777,536 shares in 2006;
outstanding: 19,093,315 shares in 2007 and 19,123,821 shares in 2006	200,324	197,775
Capital paid in excess of par value	107,936,531	106,539,383
Retained earnings:
Reserve fund	8,029,106	7,553,381
Undivided profits	61,789,048	59,800,495
Treasury stock, 939,083 shares at cost in 2007 and 653,715 at cost in 2006	(9,910,458)	(7,410,711)
Accumulated other comprehensive gain (loss)	1,110,173	(7,565,907)
Total stockholders’ equity	179,918,149	169,877,841
Total liabilities and stockholders’ equity	$2,751,398,913	$2,500,920,233

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three month periods ended December 31, 2007 and 2006 and September 30, 2007, and years ended December 31, 2007 and 2006

	Three Months Ended
	December 31,	December 31,	September 30,	Years Ended December 31,
	2007	2006	2007	2007	2006
Interest income:
Loans, including fees	$35,703,774	$34,479,299	$36,677,073	$143,360,450	$130,003,150
Investment securities:
Taxable	2,694	61,045	2,776	12,152	371,546
Exempt	7,865,189	7,397,753	6,252,137	26,946,714	29,474,276
Interest bearing deposits, securities purchased
under agreements to resell, and other	755,537	761,756	802,667	3,005,875	2,297,448
Total interest income	44,327,194	42,699,853	43,734,653	173,325,191	162,146,420
Interest expense:
Deposits	22,685,755	19,531,825	21,553,077	84,675,999	68,545,152
Securities sold under agreements to repurchase,
notes payable, and other	5,398,934	7,366,361	5,071,618	20,794,338	26,818,196
Total interest expense	28,084,689	26,898,186	26,624,695	105,470,337	95,363,348
Net interest income	16,242,505	15,801,667	17,109,958	67,854,854	66,783,072
Provision for loan and lease losses	6,881,000	5,274,000	9,594,000	25,348,000	16,903,000
Net interest income after provision for loan
and lease losses	9,361,505	10,527,667	7,515,958	42,506,854	49,880,072
Noninterest income:
Service charges – fees and other	2,401,774	2,247,590	2,394,869	9,584,533	8,475,600
Net loss on sale of securities	—	(1,091,627)	—	—	(1,091,627)
Net (loss) gain on sale of repossessed assets and on
disposition of other assets	(131,980)	(184,675)	(258,889)	(1,285,958)	16,092
Gain on sale of loans	140,478	138,019	76,560	379,622	400,489
Total noninterest income	2,410,272	1,109,307	2,212,540	8,678,197	7,800,554
Noninterest expense:
Salaries and employee benefits	4,041,718	3,494,592	4,950,481	19,890,373	17,506,822
Occupancy, furniture and equipment	2,858,220	2,477,955	2,812,295	10,898,988	9,565,036
Professional services	1,177,205	949,633	1,444,487	4,496,283	4,104,442
Insurance	456,264	258,496	479,219	1,865,353	1,052,922
Promotional	366,469	358,980	374,800	1,492,240	1,199,574
Other	2,588,351	2,740,898	2,280,458	9,581,605	9,956,935
Total noninterest expense	11,488,227	10,280,554	12,341,740	48,224,842	43,385,731
Income (loss) before income taxes	283,550	1,356,420	(2,613,242)	2,960,209	14,294,895
Provision (benefit) for income taxes	(218,428)	1,347,299	(1,378,559)	(248,874)	6,283,010
Net income (loss)	$501,978	$9,121	$(1,234,683)	$3,209,083	$8,011,885

Basic earnings (loss) per share	$0.02	$(0.01)	$(0.07)	$0.13	$0.38

Diluted earnings (loss) per share	$0.02	$(0.01)	$(0.07)	$0.13	$0.37

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	December 31,		September 30,	Years Ended December 31,
	2007	2006	2007	2007	2006

Average shares outstanding - basic	19,093,315	19,123,821	19,160,985	19,212,801	19,217,178
Average shares outstanding - assuming dilution	19,127,598	19,458,014	19,350,582	19,391,638	19,657,559
Number of shares outstanding at end of period	19,093,315	19,123,821	19,093,315	19,093,315	19,123,821
Book value per common share	$8.86	$8.32	$8.62	$8.86	$8.32

Average Balances

Total assets	2,632,453	2,483,677	2,482,760	2,501,457	2,428,814
Loans and leases, net of unearned	1,850,847	1,729,273	1,825,334	1,804,099	1,663,330
Interest-earning assets (1)	2,523,453	2,401,221	2,383,321	2,400,797	2,348,079
Interest-bearing deposits	1,863,419	1,671,009	1,783,308	1,774,378	1,610,124
Other borrowings	438,474	484,525	374,091	397,515	499,275
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	178,199	169,913	174,672	174,825	165,034

Loan Mix

Loans secured by real estate
Commercial and industrial	792,309	736,555	786,259	792,309	736,555
Construction	203,344	126,241	184,347	203,344	126,241
Residential mortgage	106,947	76,277	100,509	106,947	76,277
Consumer	780	783	802	780	782
	1,103,380	939,856	1,071,917	1,103,380	939,855

Commercial and industrial	302,530	297,512	303,430	302,530	297,511
Consumer	57,745	60,682	59,533	57,745	60,682
Lease financing contracts	385,390	443,311	401,209	385,390	443,311
Overdrafts	6,850	5,015	6,399	6,850	5,015
Total	1,855,895	1,746,376	1,842,488	1,855,895	1,746,374

Deposit Mix

Noninterest-bearing deposits	120,083	140,321	125,443	120,083	140,321
Now and money market	60,893	62,673	68,754	60,893	62,673
Savings	131,604	156,069	133,739	131,604	156,069
Broker deposits	1,336,560	1,226,156	1,304,359	1,336,560	1,226,156
Regular CD's & IRAS	92,545	95,396	90,632	92,545	95,396
Jumbo CD's	251,361	224,741	241,022	251,361	224,741
Total	1,993,046	1,905,356	1,963,949	1,993,046	1,905,356

Financial Data

Total assets	2,751,399	2,500,920	2,560,628	2,751,399	2,500,920
Loans and leases, net of unearned	1,858,579	1,750,838	1,844,640	1,858,579	1,750,838
Allowance for loan and lease losses	28,137	18,937	26,131	28,137	18,937
Total deposits	1,993,046	1,905,356	1,963,949	1,993,046	1,905,356
Other borrowings	547,492	394,991	382,501	547,492	394,991
Preferred stock	10,763	10,763	10,763	10,763	10,763
Dividends on preferred stock	188	188	188	745	745
Shareholders' equity	179,918	169,878	175,439	179,918	169,878
Total interest income	44,327	42,700	43,735	173,325	162,146
Total interest expense	28,085	26,898	26,625	105,470	95,363
Provision for loan and lease losses	6,881	5,274	9,594	25,348	16,903
Services charges - fees and other	2,402	2,248	2,395	9,584	8,476
Net loss on sale of securities	–	(1,092)	–	–	(1,092)
Net gain (loss) on sale of loans and other assets	8	(47)	(182)	(906)	417
Non-interest expense	11,488	10,281	12,341	48,225	43,386
(Tax benefit) income tax	(218)	1,347	(1,379)	(249)	6,283
Net income (loss)	501	9	(1,233)	3,209	8,012
Nonperforming assets	111,599	63,026	79,716	111,599	63,026
Nonperforming loans	98,065	49,978	69,212	98,065	49,978
Net charge-offs	4,874	4,737	3,975	16,148	16,154

Performance Ratios

Return on average assets (2)	0.08%	0.0014%	(0.20)%	0.13%	0.33%
Return on average common equity (3)	1.20	0.02	(3.01)	1.96	5.19
Net interest spread (4)	2.10	2.01	2.31	2.29	2.33
Net interest margin (5)	2.58	2.59	2.83	2.80	2.86
Efficiency ratio (6)	61.31	61.80	64.68	63.48	57.89
Earnings per common share - basic	$0.02	$(0.01)	$(0.07)	$0.13	$0.38
Earnings per common share - diluted	0.02	(0.01)	(0.07)	0.13	0.37

Asset Quality Ratios

Nonperforming assets to total assets	4.06%	2.52%	3.11%	4.06%	2.52%
Nonperforming loans to total loans	5.28	2.85	3.75	5.28	2.85
Allowance for loan and lease losses to total loans	1.51	1.08	1.42	1.51	1.08
Net loan and lease charge-offs to average loans	1.05	1.10	0.87	0.90	0.97
Provision for loan and lease losses to net loan and lease
charge-offs	141.18	111.34	241.36	156.97	104.64

(1)	Includes nonaccrual loans, which balance as of the periods ended December 31, 2007 and 2006, and September 30, 2007 was $69.0 million, $37.3 million, and $55.3 million, respectively.
(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited
	For the periods ended
	December 31,	September 30,	December 31,
	2007	2007	2006

Loans contractually past due 90 days or
more but still accruing interest:	$29,075	$13,936	$12,723
Nonaccrual loans:	68,990	55,276	37,255
Total nonperforming loans	98,065	69,212	49,978
Repossessed property:
Other real estate	8,125	4,332	3,629
Other repossesed assets	5,409	6,172	9,419
Total repossessed property	13,534	10,504	13,048
Total nonperforming assets	$111,599	$79,716	$63,026

Nonperforming loans to total loans	5.28%	3.75%	2.85%
Nonperforming assets to total loans plus
repossessed property	5.96	4.30	3.57
Nonperforming assets to total assets	4.06	3.11	2.52

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2007	2007	2007	2007	2006	2007	2006
Charge-offs:
Real estate secured	$163	$–	$198	$11	$109	$372	$685
Other commercial and industrial	1,508	667	491	456	657	3,122	3,050
Consumer	494	435	310	460	571	1,699	1,978
Leases financing contracts	3,151	3,113	3,027	3,388	3,827	12,680	12,927
Other	60	194	5	139	52	398	149
Total charge-offs	5,376	4,409	4,031	4,454	5,216	18,271	18,789

Recoveries:
Real estate secured	$4	$–	$13	$35	$–	$52	$11
Other commercial and industrial	62	27	147	83	33	319	534
Consumer	109	65	88	57	147	319	465
Leases financing contracts	315	342	341	412	294	1,410	1,604
Other	12	–	6	5	5	23	21
Total recoveries	502	434	595	592	479	2,123	2,635

Net charge-offs:
Real estate secured	$159	$–	$185	$(24)	$109	$320	$674
Other commercial and industrial	1,446	640	344	373	624	2,803	2,516
Consumer	385	370	222	403	424	1,380	1,513
Leases financing contracts	2,836	2,771	2,686	2,976	3,533	11,270	11,323
Other	48	194	(1)	134	47	375	128
Total net charge-offs	$4,874	$3,975	$3,436	$3,862	$4,737	$16,148	$16,154

Net charge-offs to average loans:
Real estate secured	0.06%	–%	0.07%	(0.01)%	0.05%	0.03%	0.08%
Other commercial and industrial	1.90	0.85	0.47	0.51	0.82	0.94	0.88
Consumer	2.63	2.47	1.47	2.67	2.77	2.31	2.42
Leases financing contracts	2.88	2.71	2.54	2.73	3.14	2.71	2.40
Other	2.53	9.87	(0.05)	6.20	2.09	4.73	1.52
Total net charge-offs to average loans	1.05%	0.87%	0.77%	0.88%	1.10%	0.90%	0.97%